Exhibit 5

                         March 24, 1994


USBANCORP, INC.
Main and Franklin Streets
Johnstown, PA 15901

Re:  Registration Statement on Form S-4

Gentlemen:

     We have acted as Special Counsel for USBANCORP, INC. ("USBANCORP") in connection with the proposed acquisition by USBANCORP of Johnstown Savings Bank ("JSB") by means of the merger of JSB with and into a wholly-owned subsidiary of USBANCORP, Johnstown Interim Bank ("JIB"), and immediately thereafter the merger of JIB with and into United States National Bank in Johnstown ("U.S. Bank"), a wholly owned subsidiary of USBANCORP, with U.S. Bank surviving the merger. The merger will be consummated pursuant to the terms and conditions of an Agreement and Plan of Merger between USBANCORP, U.S. Bank and JSB dated November 10, 1993 and amended January 18, 1994 (the "Merger Agreement"). Each share of JSB common stock issued and outstanding as of the effective date (except for shares with respect to which dissenters' rights shall have been perfected) will be converted into the right to receive $10.13 in cash and a fraction of a share of USBANCORP common stock determined by dividing $22.50 by the average closing price of USBANCORP common stock for the ten trading days immediately preceding the closing date of the merger and multipying by .55; provided that, such fraction shall be not less than .4853 shares and not greater than .5053 shares.

     This opinion is being furnished as Exhibit 5 to the Registration Statement on Form S-4 filed by USBANCORP with the Securities and Exchange Commission relating to the proposed acquisition and the issuance of shares of USBANCORP common stock to holders of JSB common stock in exchange for JSB common stock.

     In connection therewith, we have reviewed the Articles of Incorporation and Bylaws of USBANCORP, U.S. Bank and JIB, the relevant corporate proceedings of USBANCORP, U.S. Bank and JIB, the Merger Agreement and such other documents and records as we deemed necessary. We have also examined the Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus relating to USBANCORP common stock which is a part of the Registration Statement to which this opinion is an Exhibit.

     Based upon the foregoing, it is our opinion that the shares of common stock to be issued by USBANCORP pursuant to the Merger Agreement have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable, provided that such shares are issued in strict accordance with the terms of the Merger Agreement.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                   Very truly yours,

                                   STEVENS & LEE